Exhibit A

AGREEMENT

The undersigned agree that this Amendment No. 1 to Schedule 13G dated February 14, 2022 relating to the Common Stock, par value $0.01 per share, of Enanta Pharmaceuticals Inc. shall be filed on behalf of the undersigned.

Armistice Capital, LLC

By: /s/ Steven Boyd
Steven Boyd
Managing Member

/s/ Steven Boyd
Steven Boyd